Exhibit 10.2

FORM OF

TAX MATTERS AGREEMENT

by and among

Fortive Corporation,

Stevens Holding Company, Inc.

and

Altra Industrial Motion Corp.

Dated as of [●]

i

ii

		Page
10.6	Application to Present and Future Subsidiaries	28
10.7	Assignability	28
10.8	No Fiduciary Relationship	28
10.9	Further Assurances	28
10.10	Survival	28
10.11	Notices	28
10.12	Effective Date	29

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [●], is by and among Fortive Corporation, a Delaware corporation (“Fox”), Stevens Holding Company, Inc., a Delaware corporation (“Newco”), and Altra Industrial Motion Corp., a Delaware corporation (“Ainge”). Each of Fox, Newco and Ainge is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

R E C I T A L S

WHEREAS, the board of directors of Fox has determined that it is in the best interests of Fox to separate Fox’s A&S Business from the other businesses of Fox and to divest the A&S Business in the manner contemplated by the Distribution Agreement and the Merger Agreement (the “Separation”);

WHEREAS, in order to effect such separation, Fox and Newco have entered into the Distribution Agreement pursuant to which and on the terms and subject to the conditions set forth therein, Fox will undertake the Internal Restructuring and effect the Newco Contribution and, in exchange for the Newco Contribution, Newco shall (i) issue to Fox additional shares of Newco Common Stock and the Newco Securities and (ii) agree to pay Fox the Cash Dividend;

WHEREAS, following the Newco Contribution, the Parties will undertake the Debt Exchange as described in the Distribution Agreement;

WHEREAS, following the completion of the Internal Restructuring, the Newco Contribution, the Debt Exchange and the payment of the Cash Dividend, Fox shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding Newco Common Stock to the holders of Fox Common Stock on the terms and subject to the conditions set forth in the Distribution Agreement (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned subsidiary of Ainge, and the Newco Common Stock shall be converted into the right to receive shares of common stock of Ainge on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, for United States federal income tax purposes, the Parties intend that: (i) the Newco Contribution, taken together with the Distribution, will qualify for non-recognition of gain and loss by Fox and the Fox shareholders pursuant to Sections 355, 361 and 368(a)(1)(D) of the Code; (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) each of the Distribution Agreement and the Merger Agreement will be a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g);

WHEREAS, Fox intends to request the Ruling from the IRS; and

WHEREAS, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (ii) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“A&S Business” shall have the meaning set forth in the Distribution Agreement.

“Accounting Firm” shall have the meaning set forth in Section 9.1.

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall have the meaning set forth in the Merger Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ainge” shall have the meaning set forth in the preamble hereto.

“Ainge Tax Opinion” shall have the meaning set forth in the Merger Agreement.

“Article” shall refer to an article of this Agreement, unless otherwise specified.

“Business Day” shall have the meaning set forth in the Distribution Agreement.

“Cash Dividend” shall have the meaning set forth in the Distribution Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Danaher” means Danaher Corporation, a Delaware corporation.

“Danaher TMA” shall mean the Tax Matters Agreement, dated as of July 1, 2016, by and between Fox and Danaher.

“Debt Exchange” shall have the meaning set forth in the Merger Agreement.

“Direct Sales Entities” shall mean the “Direct Sales Entities” (as defined in the Merger Agreement) and any of their respective Subsidiaries as of the Effective Time.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Agreement” shall mean the Separation and Distribution Agreement by and between Fox, Newco and Ainge, dated as of March 7, 2018.

“Distribution Date” shall have the meaning set forth in the Distribution Agreement.

“Due Date” shall mean (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties or additions to Tax.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Distribution Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Distribution Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Fox” shall have the meaning set forth in the preamble hereto.

“Fox Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which a member of the Fox Group is a member.

“Fox Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Fox Consolidated Taxes” shall mean any U.S. federal income Taxes attributable to any Fox Federal Consolidated Income Tax Return.

“Fox Disqualifying Action” shall have the meaning set forth in Section 4.2(a).

“Fox Federal Consolidated Income Tax Return” shall mean any United States federal income Tax Return for a Fox Affiliated Group.

“Fox Group” shall mean Fox and each Person that is, or has ever been, a Subsidiary of Fox (other than Newco and any other member of the Newco Group).

“Fox Retained Business” shall mean any businesses currently or formerly conducted by any member of the Fox Group, other than the A&S Business.

“Fox Separate Return” shall mean any Tax Return of or including any member of the Fox Group (including any consolidated, combined or unitary return) that does not include any member of the Newco Group.

“Fox Tax Opinion” shall have the meaning set forth in the Merger Agreement.

“Fox Taxes” shall have the meaning set forth in Section 5.1(c)(i).

“Group” shall mean either the Newco Group or the Fox Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Internal Restricted Entity” shall have the meaning set forth on Exhibit B.

“Internal Restructuring” shall have the meaning set forth in the Distribution Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, one or more members of the Fox Group together with one or more members of the Newco Group.

“Law” shall have the meaning set forth in the Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Merger” shall have the meaning set forth in the recitals.

“Merger Agreement” shall have the meaning set forth in the Distribution Agreement.

“Merger Sub” shall have the meaning set forth in the Merger Agreement.

“Newco” shall have the meaning set forth in the preamble hereof.

“Newco Common Stock” shall have the meaning set forth in the Distribution Agreement.

“Newco Contribution” shall have the meaning set forth in the Distribution Agreement.

“Newco Disqualifying Action” shall have the meaning set forth in Section 4.2(b).

“Newco Group” shall mean, collectively, (a) Newco and each Person that will be a Subsidiary of Newco as of immediately after the Effective Time and (b) the Direct Sales Entities.

“Newco Securities” shall have the meaning set forth in the Merger Agreement.

“Newco Separate Return” shall mean any Tax Return of or including any member of the Newco Group (including any consolidated, combined or unitary return) that does not include any member of the Fox Group.

“Newco Taxes” shall have the meaning set forth in Section 5.1(c)(ii).

“Notified Action” shall have the meaning set forth in Section 4.3(a).

“Party” and “Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.3.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall have the meaning set forth in Sections 3.1 and 3.2.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Newco management or shareholders, is a hostile acquisition, or otherwise, as a result of which Newco (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Newco (or any successor thereto) and/or one or more holders of Newco Common Stock, respectively, any amount of stock of Newco, that would, when combined with any other direct or indirect changes in ownership of the stock of Newco pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder (including the Merger), comprise fifty percent (50%) or more of (a) the value of all outstanding shares of Newco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Newco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (a) the adoption by Newco or an Affiliate of Newco of, or the issuance of stock pursuant to, a shareholder rights plan or (b) issuances by Newco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), including such issuances net of exercise price and/or tax withholding. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code (to the extent relevant to the potential application of Section 355(e) to the Distribution) shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a Proposed Acquisition Transaction.

“Qualified Newco Common Stock” means Newco Common Stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) that includes the Distribution (within the meaning of Section 355(e) of the Code), other than Newco Common Stock actually acquired in the Distribution.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Reviewing Party” shall have the meaning set forth in Section 3.3.

“Ruling” shall mean a private letter ruling from the IRS addressing the tax consequences of certain aspects of the Newco Contribution, the Distribution and the Debt Exchange.

“Ruling Request” shall mean any letter filed by Fox with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Section” shall refer to a section of this Agreement, unless otherwise specified.

“Section 336(e) Election” shall have the meaning set forth in Section 3.5(b).

“Section 336(e) Tax Basis” shall have the meaning set forth in Section 3.5(b)(ii).

“Separate Return” shall mean a Fox Separate Return or a Newco Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Tax” or “Taxes” shall mean (a) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges imposed by any federal, state, local or non-United States taxing authority, in each case in the nature of a tax, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (b) liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (c) liability for the payment of any amount of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attributes” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any certificates of officers of Fox, Newco or Ainge provided to Skadden, Arps, Slate, Meagher & Flom LLP, Cravath, Swaine & Moore LLP or any other Law or accounting firm in connection with any Tax Opinion issued in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status of the External Transactions” shall mean: with respect to the Newco Contribution, the Distribution and the Merger, the following U.S. federal income tax consequences: (a) the Newco Contribution, taken together with the Distribution, qualifies as a reorganization under Section 368(a)(1)(D) of the Code, with each of Fox and Newco being a party to the reorganization, in which no gain or loss is recognized by Fox, except to the extent the Cash Dividend exceeds Fox’s adjusted tax basis in the Newco Common Stock and assuming Fox transfers to creditors or distributes to shareholders the cash received in the Cash Dividend in pursuance of the reorganization within the meaning of Section 361(b)(1) of the Code (it being understood that the Cash Dividend does not include any additional cash distributed pursuant to Section 5.16(d)(ii) of the Merger Agreement); (b) unless Fox shall have elected to effect the actions set forth in Section 5.16(d) of the Merger Agreement, the Debt Exchange constitutes a transfer of qualified property to creditors of Fox in connection with the reorganization within the meaning of Section 361(c)(3) of the Code; (c) the Distribution qualifies as a distribution of

Newco stock to Fox shareholders pursuant to which no gain or loss is recognized by Fox and the Fox stockholders under Section 355(a) of the Code, except to the extent of cash received in lieu of fractional shares; and (d) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a) of the Code, in which no gain or loss is recognized for U.S. federal income tax purposes by any of Fox, Newco, Ainge or their respective stockholders, except to the extent of cash received in lieu of fractional shares.

“Tax-Free Status of the Internal Transactions” shall mean, with respect to the Internal Restructuring, the tax consequences described on Exhibit A.1

“Tax-Free Status of the Transactions” shall mean, collectively, the Tax-Free Status of the External Transactions and the Tax-Free Status of the Internal Transactions.

“Tax Law” shall mean the law of any Taxing Authority relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Matters” shall have the meaning set forth in Section 7.1(a).

“Tax Opinions” shall mean the Fox Tax Opinion and the Ainge Tax Opinion.

“Tax Proceeding” shall mean any U.S., state, local or foreign Tax audit or administrative, judicial or other proceeding.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or permitted or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Document” shall have the meaning set forth in the Merger Agreement.

“Transaction Taxes” shall mean any Taxes (other than Transfer Taxes) imposed on or by reason of the Transactions, including, without limitation, (a) any Taxes payable by reason of the distribution of cash or any other property from Newco to Fox and (b) the settlement of

[1]

Note to Draft: Parties will cooperate in good faith to modify Exhibit A between signing and closing to reflect any changes to the Separation Plan, provided that any such modifications will be made only with the consent of both Fox and Ainge.

intercompany receivables, payables, loans and other accounts between Newco or any member of the Newco Group, on the one hand, and Fox and any member of the Fox Group, on the other hand, as contemplated by Section 1.7 of the Distribution Agreement.

“Transactions” shall have the meaning set forth in the Distribution Agreement.

“Transfer Taxes” shall mean all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Transactions, except for such Taxes specifically allocated pursuant to Section 5.5(c) of the Merger Agreement.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions. Any such opinion must assume that the Transactions would have qualified for the Tax-Free Status of the Transactions if the transaction in question did not occur.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

2.2 Responsibility of Fox . Fox shall pay and be responsible for:

(a) any and all Taxes that are attributable to the A&S Business (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Periods,

(b) any and all Taxes that are attributable to the Fox Retained Business (including any increase in such Tax as a result of a Final Determination) for all Tax Periods, and

(c) any and all Taxes due with respect to or required to be reported on any Fox Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

2.3 Responsibility of Newco. Newco shall pay and be responsible for any and all Taxes due that are attributable to the A&S Business (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Periods.

2.4 Determination of Tax Attributable to the A&S Business. In the case of any Straddle Return that reflects Taxes of the A&S Business and Taxes of the Fox Retained Business, the Parties shall cooperate in good faith to reasonably and fairly apportion any amount shown as due on such Straddle Return between Newco Taxes and Fox Taxes on the basis of an appropriate financial metric, including, for example, the relative EBITDAs of the A&S Business and the relevant Fox Retained Business in the applicable jurisdiction.

2.5 Allocation of Employment Taxes and Deductions. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.6 Tax Refunds.

(a) Fox shall be entitled to all Refunds of Taxes the liability for which is allocated to Fox pursuant to this Agreement.

(b) Newco shall be entitled to all Refunds of Taxes the liability for which is allocated to Newco pursuant to this Agreement.

(c) Newco shall pay to Fox any Refund received by Newco or any member of the Newco Group that is allocable to Fox pursuant to this Section 2.6 no later than five (5) Business Days after the receipt of such Refund. Fox shall pay to Newco any Refund received by Fox or any member of the Fox Group that is allocable to Newco pursuant to this Section 2.6 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.6(c), any Refund that arises as a result of an offset, credit or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the date on which payment of the Tax that would have otherwise been paid absent such offset, credit or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.6 is later reduced by a Taxing Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.6 and an appropriate adjusting payment shall be made.

2.7 Tax Benefits. If (a) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law and (b) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax, then the Party entitled to such deduction, credit or other Tax benefit shall pay to the Party responsible for such Tax the amount of any cash Tax savings realized by the entitled Party as a result of such deduction, credit or other Tax benefit, net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Tax benefit, including any Taxes imposed by way of withholding or offset. To the extent that the amount of any Tax benefit in respect of which a payment was made under this

Section 2.7 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction. The Parties shall cooperate in good faith to determine the existence of and size of any such Tax benefit; provided, that if the Parties cannot agree on such determination, then each Party will appoint a nationally recognized independent public accounting firm to resolve such dispute. If such firms are unable to agree on a resolution within thirty (30) days after the submission of such dispute to such firms, then the Parties agree that the value of the Tax benefit will be deemed equal to the arithmetic mean of Fox’s and Newco’s respective reasonable determinations.

2.8 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Fox Group and any member of the Newco Group shall be terminated with respect to the Newco Group and the Fox Group as of the Distribution Date. No member of either the Newco Group or the Fox Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 Fox’s Responsibility. Fox shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, any Fox Federal Consolidated Income Tax Returns and any other Tax Returns required or permitted to be filed by Fox or a member of the Fox Group for any Pre-Distribution Period or Straddle Period. Fox shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.1.

3.2 Newco’s Responsibility. Newco shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns for any Pre-Distribution Period or Straddle Period required to be filed by or with respect to members of the Newco Group other than those Tax Returns which Fox is required to prepare and file under Section 3.1; provided, that the Tax Returns required to be prepared and filed by Newco under this Section 3.2 shall include any Newco Separate Returns for any Straddle Period that are due after the date hereof (taking into account any valid extensions). Newco shall be the “Preparing Party” with respect to Tax Returns described in this Section 3.2.

3.3 Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of the Party other than the Preparing Party (the “Reviewing Party”), or for which the Reviewing Party has an indemnification obligation pursuant to Section 5.1, the Preparing Party shall prepare the portions of such Tax Return that relate to the business of the Reviewing Party (the Fox Retained Business or the A&S Business, as the case may be) or the Reviewing Party’s indemnification obligation in a manner that is consistent with past practices, accounting methods, elections and conventions (“Past Practices”) unless a contrary position would not have a material adverse impact on the Tax position (or liability under this Agreement) of the Reviewing Party or unless otherwise required by applicable Law. In the case of a Tax Return that is not required to be filed more frequently than quarterly, the Preparing Party shall provide a draft of such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party has an indemnification obligation pursuant to this Agreement), along with a statement setting forth the calculation of the Tax shown as due and payable on such Tax Return for which the Reviewing Party has an indemnification obligation, to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments, provided, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return and nothing herein shall require the Preparing Party to accept any comments to the extent such comments would render the Preparing Party, exercising reasonable discretion in good faith, unable to sign such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues with respect to such Tax Returns. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 9.1. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, then such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return, as applicable, as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. In the case of a Tax Return that is required to be filed quarterly or more frequently, the Preparing Party shall provide a draft of such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party has an indemnification obligation pursuant to this Agreement), along with a statement setting forth the calculation of the Tax shown as due and payable on such Tax Return for which the Reviewing Party has an indemnification obligation, to the Reviewing Party for its review such that the Reviewing Party has a reasonable opportunity to provide comments to such Tax Return, and the Parties have the opportunity to discuss such comments and agree to revisions to such Tax Return (if any), prior to the Due Date for such Tax Return.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

3.5 Reporting of the Transactions

(a) The Tax treatment of any step in or portion of the Transactions shall be reported on each applicable Tax Return and in connection with any applicable Tax Contest consistently with (i) the Tax-Free Status of the Transactions and (ii) the treatment of payments between the Fox Group and the Newco Group as set forth in Section 5.4, in each case to the extent relevant and unless there is not a Reasonable Basis for such treatment or there has been a Final Determination to the contrary. In the event that a Preparing Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Transactions shall be reported; provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return and nothing herein shall require the Preparing Party to accept any comments to the extent such comments would render the Preparing Party, exercising reasonable discretion in good faith, unable to sign such Tax Return.

(b) After the date hereof, the Parties shall negotiate and cooperate in good faith to determine whether a protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for Newco and each member of the Newco Group (or any member of the Fox Group that participates in any Internal Distribution) with respect to the Distribution (a “Section 336(e) Election”) shall be beneficial. Such cooperation shall include the provision by Fox of any information reasonably necessary to make such determination. If the Parties determine that a Section 336(e) Election would be beneficial:

(i) Fox, Ainge and Newco shall cooperate in making the Section 336(e) Election, including by filing any statements, amending any Tax Returns or taking such other action reasonably necessary to carry out the Section 336(e) Election; and

(ii) if one or more of the Transactions fails to qualify (in whole or in part) for the Tax-Free Status of the Transactions and Newco or any member of the Newco Group (or any member of the Fox Group that participates in an Internal Distribution) realizes an increase in Tax basis (the “Section 336(e) Tax Basis”), then the cash Tax savings realized by Newco and each member of the Newco Group (or any member of the Fox Group that participates in an Internal Distribution) as a result of the Section 336(e) Tax Basis shall be shared between Fox and Newco in the same proportion as the Taxes imposed on the Transactions giving rise to the Section 336(e) Tax Basis were borne by Fox and Newco (after giving effect to the indemnification obligations in this Agreement).

3.6 Straddle Period Tax Allocation . Fox and Newco shall take all commercially reasonable actions necessary or appropriate to close the taxable year of Newco and each member of the Newco Group for all Tax purposes as of the close of the Distribution Date to the extent permitted by applicable Law. If applicable Law does not permit Newco or a member of the Newco Group, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of Newco or such member of the Newco Group as of the close of the Distribution Date, except that in the case of any such Taxes attributable to an equity interest in any partnership or other “flowthrough” entity or controlled foreign corporation, as if the taxable period of such partnership or other “flowthrough” entity or controlled foreign corporation ended as of the close of business on the Distribution Date; provided, that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion. For the avoidance of doubt, nothing in this Section 3.6 shall require Fox or Newco to cause a change in taxable year of any member of the Newco Group.

3.7 Amended Returns and Carrybacks.

(a) Except as expressly provided in Section 3.3 to reflect the resolution of any dispute, (i) Newco shall not, and shall not permit any member of the Newco Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period or Straddle Period without the prior written consent of Fox, such consent not to be unreasonably withheld, delayed or conditioned, and (ii) Fox shall not, and shall not permit any member of the Fox Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period or Straddle Period if the result would be to increase any liability of Newco or any member of the Newco Group either (A) under this Agreement or (B) for a Post-Distribution Period, in each case without the prior written consent of Newco, such consent not to be unreasonably withheld, delayed or conditioned.

(b) The carryback of any loss, credit or other Tax Attribute from any Post-Distribution Period shall be in accordance with the provisions of the Code and Treasury Regulations (and applicable state, local or foreign Laws). Except to the extent otherwise consented to by Fox or prohibited by applicable Law, Newco shall, and shall cause each member of the Newco Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date. In the event that Newco (or the appropriate member of the Newco Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo such a carryback (or Fox consents to such a carryback), Fox will cooperate with Newco at Newco’s expense in seeking (and, to the extent necessary, attempting to obtain the consent of Danaher under Section 3.8 of the Danaher TMA) from the appropriate Taxing Authority such Refund as reasonably would result from such carryback, to the extent that such Refund is directly attributable to such carryback and allocable to Newco pursuant to Section 2.6, and shall pay over to Newco the amount of such Refund (net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Refund, including any Taxes imposed by way of withholding or offset) within ten (10) days after such Refund is received.

(c) Newco shall not, and shall cause each member of the Newco Group not to, without the prior written consent of Fox, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, such consent not to be unreasonably withheld, delayed or conditioned.

(d) Receipt of consent by Newco or a member of the Newco Group from Fox pursuant to the provisions of this Section 3.7 shall not limit or modify Newco’s continuing indemnification obligation pursuant to Article V.

3.8 Tax Attributes.

(a) Fox shall reasonably and in good faith advise Newco in writing of the amount, if any, of any Tax Attributes arising in a Pre-Distribution Period that shall be allocated or apportioned to the Newco Group under applicable Law; provided, that with respect to the determination of Tax basis of assets transferred to Newco, Fox shall make such determination reasonably and in good faith and consistent with the books and records of Fox and its Subsidiaries. Fox, all members of the Fox Group, Newco and all members of the Newco Group shall prepare all Tax Returns in accordance with such written notice unless there is not a Reasonable Basis for such determination or otherwise required by a Final Determination. For the avoidance of doubt, Fox shall not be required to create or cause to be created any books and records or reports or other documents based thereon that are of the type customarily prepared by outside legal, financial or accounting advisors (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) in order to comply with this Section 3.8.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Contest, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.8(a).

3.9 Expenses . Except as provided in Section 9.1, each Party shall bear its own expenses incurred in connection with this Article III.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

4.1 Representations and Warranties.

(a) Fox, on behalf of itself and all other members of the Fox Group, hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Ruling, the Fox Tax Opinion, each submission to the IRS in connection with the Ruling, including the Ruling Request, any Tax Certificates addressed to Skadden, Arps, Slate, Meagher & Flom LLP or any other Law or accounting firm supporting the Fox Tax Opinion, and any other materials delivered or deliverable by Fox or Newco in connection with the rendering by Skadden, Arps, Slate, Meagher & Flom LLP or any other Law or accounting firm of the Fox Tax Opinion and the issuance by the IRS of the Ruling (together, the “Tax Materials”) to Newco and Ainge, (ii) the facts presented and representations made therein, to the extent descriptive of or that relate to the actions or non-actions of (A) the Fox Group at any time or (B) the Newco Group at any time at or prior to the Effective Time are, at the Effective Time, true, correct and complete in all respects and (iii) Fox, as of the date hereof, does not know and has no reason to believe, that any Newco Common Stock to be exchanged for Ainge Common Stock may not be Qualified Newco Common Stock. Fox, on behalf of itself and all other members of the Fox Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Fox or any member of the Fox Group or the Fox Retained Business.

(b) Newco, on behalf of itself and all other members of the Newco Group, hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials with the consent of Ainge to the extent they both (A) are descriptive of the Newco Group and (B) relate to the actions or non-actions of the Newco Group to be taken (or not taken, as the case may be) after the Effective Time, are, at the Effective Time, true, correct and complete in all respects Ainge hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, with the consent of Ainge, to the extent descriptive of Ainge and its Subsidiaries at any time, are, at the Effective Time, true, correct and complete in all respects.

(c) Each of Fox, on behalf of itself and all other members of the Fox Group, and Newco, on behalf of itself and all other members of the Newco Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Transactions to be other than the Tax-Free Status of the Transactions.

(d) Each of Fox, on behalf of itself and all other members of the Fox Group, and Newco, on behalf of itself and all other members of the Newco Group, represents and warrants that it has no plan or intent to take any action that is inconsistent with any statements or representations made in the Tax Materials.

(e) Each of Ainge and Newco hereby represents and warrants that, as of the date hereof, it has no plan or intention to, directly or indirectly, pre-pay, pay down, redeem, retire or otherwise acquire, however effected including pursuant to the terms thereof, any of the Newco Securities or permit any member of the Newco Group to take any such action.

(f) Fox, on behalf of itself and all other members of the Fox Group, hereby represents and warrants that each of the Direct Sales Entities is disregarded as an entity separate from its owner for U.S. federal income tax purposes, other than as provided on Schedule 4.1(f). The terms of Schedule 4.1(f) are hereby incorporated into this Agreement by reference.

4.2 Restrictions Relating to the Distribution.

(a) Fox, on behalf of itself and all other members of the Fox Group, hereby covenants and agrees that no member of the Fox Group will take, fail to take, or permit to be taken any action that would be a Fox Disqualifying Action. “Fox Disqualifying Action” shall mean (a) any breach by Fox or any member of the Fox Group or, at or prior to the Effective Time, by Newco or any member of the Newco Group, of any representation, warranty or covenant made by them in this Agreement or (b) any action that (i) is within the control of Fox or any member of the Fox Group or, at or prior to the Effective Time, Newco or any member of the Newco Group and (ii) could reasonably be expected to adversely affect the Tax-Free Status of the External Transactions, other than, in the case of clause (b), any action in the ordinary course of business, in each case of clauses (a)–(b), that causes the Tax-Free Status of the External Transactions to be lost (in whole or in part); provided, however, that the term “Fox Disqualifying Action” shall not include any action expressly required by the Distribution Agreement, the Merger Agreement or any other Transaction Document or that is undertaken pursuant to the Internal Restructuring or the Distribution.

(b) Newco, on behalf of itself and all other members of the Newco Group, hereby covenants and agrees that no member of the Newco Group will take, fail to take, or permit to be taken any action that would be a Newco Disqualifying Action. “Newco Disqualifying Action” shall mean: (a) any breach by Newco or any member of the Newco Group after the Effective Time of any representation, warranty or covenant made by them in this Agreement (for the avoidance of doubt, other than in Section 4.1(b)) or (b) any action after the Effective Time that (i) is within the control of Newco or any member of the Newco Group and (ii) could reasonably be expected to adversely affect the Tax-Free Status of the External Transactions, other than, in the case of clause (b), any action in the ordinary course of business, in each case of clauses (a)–(b), that causes the Tax-Free Status of the External Transactions to be

lost (in whole or in part); provided, that (x) the term “Newco Disqualifying Action” shall not include any action expressly required by the Distribution Agreement, the Merger Agreement or any other Transaction Document or that is undertaken pursuant to the Internal Restructuring or the Distribution; and (y) in the event that Fox shall have waived the condition set forth in Section 7.7 of the Merger Agreement, the term “Newco Disqualifying Action” shall not include any action taken by Newco or any member of the Newco Group that causes the Tax-Free Status of the External Transactions to be lost on or after the date of such waiver by Fox unless, prior to consummating the Distribution, Fox shall have received a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, in form and substance reasonably satisfactory to Ainge, confirming the Tax-Free Status of the External Transactions. Subject to the proviso in the immediately preceding sentence, any breach of the covenants contained in Section 4.2(c) and Section 4.2(d) shall constitute a Newco Disqualifying Action (notwithstanding any delivery of an Unqualified Tax Opinion or Fox’s waiver of Newco’s obligation to deliver an Unqualified Tax Opinion).

(c) Newco shall comply with the terms of the Newco Securities in all material respects, including that Newco will not attempt to exercise any call feature of the Newco Securities prior to the five-year anniversary of the issue date of the Newco Securities or permit any member of the Newco Group to take any such action; provided, that Newco shall be permitted to refinance the Newco Securities if doing so does not result a change in issuer or in the refinanced Newco Securities having an earlier maturity date.

(d) During the Restricted Period, Newco:

(i) shall continue and cause to be continued the active conduct of the A&S Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code,

(ii) shall not voluntarily dissolve or liquidate itself or any member of the Newco Group (including any action that is a liquidation for U.S. federal income tax purposes), except for (A) any dissolution or liquidation of the Direct Sales Entities and any such dissolution or liquidation of a wholly owned subsidiary (other than Newco or an Internal Restricted Entity) into its parent entity where both the subsidiary and the parent entity are members of the Newco Group or (B) in any transaction that constitutes a reorganization of such member under Section 368(a)(1)(F) of the Code,

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Newco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, other than repurchases satisfying the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the release of Revenue Procedure 2003-48, 2003-2 C.B. 86), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person (other than pursuant to the Merger) or (5) take any other action or actions

(including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) that in the aggregate (and taking into account the Merger and any other transactions described in this Section 4.2(d)(iii)) would, when combined with any other direct or indirect changes in ownership of Newco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a 50% or greater interest in Newco or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the External Transactions,

(iv) shall not and shall not permit any member of the Newco Group to take any of the actions specified in Exhibit B hereto,2 and

(v) shall not and shall not permit any member of the Newco Group other than the Direct Sales Entities, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute 40% or more of the consolidated gross assets of Newco or the Newco Group. The foregoing sentence shall not apply to (1) sales, transfers or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Newco or any member of the Newco Group. The percentages of gross assets or consolidated gross assets of Newco or the Newco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Newco and the members of the Newco Group as of the Distribution Date (excluding, for purposes of this computation, any assets held by the Direct Sales Entities). For purposes of this Section 4.2(d)(v), a merger of Newco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Newco shall constitute a disposition of all of the assets of Newco or such Subsidiary.

(e) Notwithstanding the restrictions imposed by Section 4.2(d), Newco or a member of the Newco Group may take any of the actions or transactions described therein if (i) Newco shall first have requested Fox to obtain a supplemental ruling in accordance with Section 4.3(a) to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Fox shall have received such a supplemental ruling in form and substance satisfactory to Fox, (ii) Newco shall have provided to Fox an Unqualified Tax Opinion in form and substance reasonably satisfactory to Fox (and on which Fox may rely) or (iii) Fox shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, Fox may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the

[2]

Note to Draft: Parties will cooperate in good faith to modify Exhibit B between signing and closing to reflect any changes to the Separation Plan, provided that any such modifications will be made only with the consent of both Fox and Ainge.

views on the substantive merits. None of the receipt by Fox of a supplemental ruling, delivery of an Unqualified Tax Opinion and Fox’s waiver of Newco’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Newco’s continuing indemnification obligation pursuant to Article V.

(f) For the avoidance of the doubt, notwithstanding the restrictions set forth in this Section 4.2, Newco and Ainge shall be permitted to (i) take any action expressly required by the Transaction Documents, and (ii) adopt or modify a shareholder rights plan (and issue stock in accordance therewith) that is described in or is similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10.

4.3 Procedures Regarding Opinions and Rulings.

(a) If Newco notifies Fox that it desires to take one of the actions described in Section 4.2 (a “Notified Action”), Fox shall cooperate with Newco and use its reasonable best efforts to seek to obtain a supplemental ruling from the IRS or permit Newco to obtain an Unqualified Tax Opinion (on which Fox may rely) for the purpose of permitting Newco to take the Notified Action unless Fox shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Fox shall apply for such ruling and Fox and Newco shall jointly control the process of obtaining such ruling. In no event shall Fox be required to file any ruling request under this Section 4.3(a) unless Newco represents that (i) it has read such ruling request and (ii) all information and representations, if any, relating to any member of the Newco Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. Newco shall reimburse Fox for all reasonable costs and expenses incurred by the Fox Group in obtaining a ruling or Unqualified Tax Opinion requested by Newco within ten (10) days after receiving an invoice from Fox therefor.

(b) Except as provided in Section 4.3(a), following the Effective Time, neither Newco nor any Affiliate of Newco shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Newco Contribution, the Distribution or the other Transactions (including the impact of any transaction on the Newco Contribution, the Distribution or the other Transactions) without the prior approval of Fox (such approval not to be unreasonably withheld, conditioned or delayed).

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations.

(a) Fox shall indemnify and hold harmless Newco from and against, and will reimburse Newco for (without duplication):

(i) all Fox Taxes,

(ii) all Taxes (other than Transaction Taxes) incurred by Newco or any member of the Newco Group by reason of the incorrectness or breach by Fox or any member of the Fox Group or, at or prior to the Effective Time, the incorrectness or breach by Newco or any member of the Newco Group of any of its representations, warranties or covenants hereunder, and

(iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(b) Newco shall indemnify and hold harmless Fox from and against, and will reimburse Fox for (without duplication):

(i) all Newco Taxes,

(ii) all Taxes (other than Transaction Taxes) incurred by Fox or any member of the Fox Group by reason of the incorrectness or breach after the Effective Time by Newco or any member of the Newco Group of any of its representations, warranties or covenants hereunder (for the avoidance of doubt, other than in Section 4.1(b)), and

(iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

(c) For purposes of this Section 5.1:

(i) “Fox Taxes” shall mean, without duplication, the following Taxes (whether such Taxes are shown as due on a Tax Return as initially filed or result from an Adjustment):

(1) all liability for Taxes allocated to Fox pursuant to Article II (which for the avoidance of doubt shall include any Fox Consolidated Taxes and any Taxes imposed under Section 965 of the Code on or with respect to any earnings of any member of the Fox Group or the Newco Group or by reason of any ownership of any equity interest in any member of the Fox Group or the Newco Group (whether or not the election described in Section 965(h) of the Code is made)); provided, that for any Taxes imposed under Section 965 of the Code on Ainge or its Subsidiaries by reason of ownership of an equity interest in a member of the Newco Group, the amount of such Taxes that are Fox Taxes shall be determined by applying the “aggregate foreign cash position” (as defined in Section 965(c)(3)(A) of the Code) that would have applied to determine the amount of Tax imposed under Section 965 of the Code had Fox owned such member at the end of its taxable year,

(2) any Taxes imposed on Newco or any member of the Newco Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of Newco or any such member being or having been included as part of a Fox Federal Consolidated Income Tax Return or the Danaher United States federal consolidated income Tax Return (or similar consolidated or combined Tax Return under any other provision of Law),

(3) any Taxes not described in clause (1) or (2) (including any Taxes resulting from an Adjustment) of Fox or any Subsidiary or former Subsidiary of Fox (including any member of the Newco Group) for any Pre-Distribution Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Distribution Date (determined in accordance with Section 3.6),

(4) any Transaction Taxes, including any Transaction Taxes caused by a Fox Disqualifying Action,

(5) 100% of any Transfer Taxes, and

(ii) “Newco Taxes” shall mean, without duplication, the following Taxes (whether such Taxes are shown as due on a Tax Return as initially filed or result from an Adjustment):

(1) all liability for Taxes allocated to Newco pursuant to Article II, and

(2) any Transaction Taxes caused by a Newco Disqualifying Action.

provided, that to the extent a Tax would, but for this proviso, be a Fox Tax and a Newco Tax, such Tax shall be a Newco Tax only to the extent caused by a Newco Disqualifying Action and not caused by a Fox Disqualifying Action, and such Tax shall not be a Fox Tax to such extent.

5.2 Indemnification Payments. Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee. The Indemnifying Party shall pay such amount to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

5.3 Payment Mechanics. (a) Subject to Section 10.7, all payments under this Agreement shall be made by Fox directly to Newco and by Newco directly to Fox; provided, however, that the Party receiving any payment under this Agreement may designate a member of its Group to receive such payment on its behalf, and the Party making any payment under this Agreement may designate a member of its Group to make such payment on its behalf. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all Tax purposes as either (a) a contribution by Fox to Newco or (b) a distribution by Newco to Fox, in each case, made immediately prior to the Distribution, and therefore as an adjustment to the Cash Dividend (in the case of a payment from Fox to Newco, to the extent of the Cash Dividend), unless the Parties mutually agree to instead treat any such payment (or portion thereof) as an adjustment to the portion of the Direct Sales Purchase Price attributable to one or more Direct Sales (as such terms are defined in the Distribution Agreement).

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, proposed assessment or dispute (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

6.2 Separate Returns. Except as provided in Section 6.5, in the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article V shall have the responsibility and right to control the prosecution of such Tax Contest, including the right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest; provided, that such Party shall (a) keep the other Party informed in a timely manner of all actions proposed to be taken by such Party and (b) not settle any such Tax Contest without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, to the extent such settlement relates to a material indemnification obligation of the other Party under Article V for the relevant taxable period (or portion thereof).

6.3 Joint Return. Except as provided in Section 6.5, in the case of any Tax Contest with respect to any Joint Return (which for the avoidance of doubt shall include any Fox Federal Consolidated Income Tax Return), the Preparing Party (which for the avoidance of doubt shall be Fox for any Fox Federal Consolidated Income Tax Return) shall have the responsibility and right to control the prosecution of such Tax Contest, including the right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest; provided, that to the extent that such Tax Contest relates to Taxes for which the other Party has an indemnification obligation pursuant to Article V, the Preparing Party shall (a) defend such Tax Contest diligently and in good faith, (b) keep the other Party informed in a timely manner of all actions proposed to be taken by the Preparing Party with respect to such Tax Contest (or to the extent practicable the portion of such Tax Contest that relates to Taxes for which the other Party is responsible pursuant to Article V) and (c) not settle any such Tax Contest without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, to the extent such settlement relates to a material indemnification obligation of the other Party under Article V for the relevant taxable period (or portion thereof).

6.4 Obligation of Continued Notice . In addition to any other notice obligations set forth in this Article VI, during the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.5 Tax Contests in Respect of Transaction Taxes.

(a) Newco Tax Contests. Newco shall be exclusively entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Contest relating to any Transaction Taxes that Newco acknowledges in writing would be solely the liability of Newco; provided, that unless waived by the Parties in writing, or Newco provides assurance of payment reasonably satisfactory to Fox, Newco shall (i) defend such Tax Contest diligently and in good faith, (ii) keep Fox informed in a timely manner of all actions proposed to be taken by Newco and (iii) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to Fox.

(b) Fox Tax Contests. Fox shall be exclusively entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Contest relating to any Transaction Taxes that Fox acknowledges in writing would be solely the liability of Fox; provided, that unless waived by the Parties in writing, or Fox provides assurance of payment reasonably satisfactory to Newco, Fox shall (i) defend such Tax Contest diligently and in good faith, (ii) keep Newco informed in a timely manner of all actions taken or proposed to be taken by Fox and (iii) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to Newco.

(c) Other Tax Contests.

(i) In the case of any Tax Contest that is not described in Section 6.5(a), (b) or (c)(ii) in which an Adjustment relating to Transaction Taxes is proposed, asserted or assessed, the statutorily liable Party shall initially be entitled to control such Tax Contest, acting reasonably and in good faith; provided, that:

(1) If, during the course of such a Tax Contest, either Party becomes aware that the non-controlling Party could reasonably be expected to have a material indemnification obligation pursuant to Article V (or otherwise could be liable for a material amount of Taxes allocated to it under Article V), such Tax Contest shall cease to be governed by this Section 6.5(c)(i) and shall instead be governed by Section 6.5(c)(ii) unless the non-controlling Party waives in writing its right to joint control; and

(2) The controlling Party shall:

(A) keep the non-controlling Party informed in a timely manner of all actions proposed to be taken by the controlling Party;

(B) provide the non-controlling Party with copies of any written materials relating to such potential Adjustment in such Tax Contest received from any Taxing Authority or judicial authority;

(C) consult with the non-controlling Party and timely provide the non-controlling Party with copies of any correspondence or filings to be submitted to any Taxing Authority or judicial authority in connection with such Tax Contest, such that the non-controlling Party has a reasonable opportunity to review and comment on such correspondence or filing before it is submitted to any Taxing Authority or judicial authority, and consider in good faith any reasonable comments made by the non-controlling Party;

(D) permit the non-controlling Party to participate in all proceedings with respect to such Tax Proceeding, including by permitting representatives of the non-controlling Party to attend any in person or telephonic meetings relating to such Tax Proceeding with any Taxing Authority or judicial authority;

(E) defend such Tax Contest diligently and in good faith as if it were the sole party in interest; and

(F) not agree to any settlement without the consent of both Parties, such consent not to be unreasonably withheld, delayed or conditioned. The failure of the controlling Party to comply with the requirements of clauses (A) through (F) above shall not relieve the non-controlling Party of any liability or obligation that it may have to the controlling Party under this Agreement except to the extent that the non-controlling Party was actually prejudiced by such failure.

(ii) Fox and Newco shall jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Contest relating to any Transaction Taxes if Newco could reasonably be expected to have a material indemnification obligation pursuant to Article V (or otherwise could be liable for a material amount of Taxes allocated to it under Article V).

(iii) The Parties shall negotiate in good faith to resolve all disputed issues relating to Tax Proceedings governed by this Section 6.5(c).

ARTICLE VII

COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

7.2 Fox Tax Opinion. On the Distribution Date, Fox shall deliver to Newco a copy of the Fox Tax Opinion. If the Fox Tax Opinion does not include a technical analysis in support of the conclusions therein, then within five (5) Business Days after the Distribution Date, Fox shall also deliver to Newco a copy of the technical tax memorandum relating to the Fox Tax Opinion and prepared by the nationally recognized law firm or accounting firm that prepared the Fox Tax Opinion.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Fox Group or the Newco Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the Fox Group proposes to destroy such records or documents (and subject to any rights of Danaher to receive such records or documents pursuant to Section 8.1 of the Danaher TMA), the Fox Group shall first notify the Newco Group in writing and the Newco Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the Newco Group proposes to destroy such records or documents, it shall first notify the Fox Group in writing and the Fox Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall reasonably make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records relating to the Fox Group or the Newco Group (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1 General. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Fox and Newco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Fox and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Coordination with Danaher TMA. (a) Any inability by Fox to provide any of the Tax Records, information regarding Tax Attributes or other information specifically listed in Exhibit C hereto under the heading “Inaccessible Tax Information” shall not result in a breach of any representation, covenant or obligation contained in this Agreement to the extent Fox does not have such information in its possession and is not and has not been permitted access to such information under the Danaher TMA.

(b) Fox shall use reasonable best efforts to obtain any information listed in Exhibit C hereto that it would, but for Section 10.1(a), be required to provide under this Agreement, including by requesting access to such information from Danaher, to the extent there is a reasonable basis for doing so under the terms of the Danaher TMA or otherwise.

(c) Newco shall use best efforts to take any of the actions specified in Exhibit C hereto under the heading “TMA Ongoing Obligations” to the extent necessary to allow Fox to comply with its obligations under the Danaher TMA.

10.2 Certain Provisions Incorporated By Reference. The provisions of Sections 9.2, 9.3, 9.4, 9.5, 9.7, 9.9, 9.13, 9.14 and 9.15 of the Distribution Agreement are hereby incorporated by reference mutatis mutandis.

10.3 Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement, this Agreement shall control with respect to the subject matter thereof.

10.4 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

10.5 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement. As of the Effective Time, this Agreement shall be binding on Ainge and Ainge shall be subject to the obligations and restrictions imposed on Newco hereunder, including, without limitation, with respect to the restrictions imposed on Newco under Section 4.2.

10.6 Application to Present and Future Subsidiaries. This Agreement is being entered into by Fox and Newco on behalf of themselves and the members of their respective Groups. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Fox or Newco in the future.

10.7 Assignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that each Party may assign its respective rights or delegate its respective obligations under this Agreement to any Affiliate of such Party; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement.

10.8 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

10.9 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

10.10 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

10.11 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.11):

If to Fox, to:

c/o Fox Corporation

6920 Seaway Blvd

Everett, WA 98203

Attn: General Counsel

E-mail: peter.underwood@fortive.com

Facsimile: (425) 446-5007

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Thomas W. Greenberg

E-mail: thomas.greenberg@skadden.com

Facsimile: (212) 735-2000

If to Ainge or Newco, to:

c/o Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attn: Glenn E. Deegan, Vice President, Legal and Human Resources,

General Counsel and Secretary

Email: glenn.deegan@altramotion.com

Facsimile: (617) 671-0534

with a copy to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attn: Kara L. Mungovan

Email: kmungovan@cravath.com

Facsimile: (212) 474-3700

Any notice to Fox will be deemed notice to all members of the Fox Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

10.12 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Fortive Corporation

By
Name:
Title:

Stevens Holding Company, Inc.

By
Name:
Title:

Altra Industrial Motion Corp.

By
Name:
Title:

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